EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2010 First Quarter Results

STAMFORD, Conn., Feb. 3, 2010 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2010 first quarter, the three-month period ended December 31, 2009.

For the fiscal 2010 first quarter, Star reported a 13.4 percent decrease in total revenues to $348.8 million, compared with total revenues of $402.9 million in the year ago period, due to a decline in home heating oil volume of 13.0 percent and lower selling prices.

Home heating oil volume for the fiscal 2010 first quarter decreased 14.2 million gallons to 95.4 million gallons due to the impacts of warmer temperatures, net customer attrition and conservation. Temperatures in Star’s geographic areas of operations for the fiscal 2010 first quarter were 5.0 percent warmer than the fiscal 2009 first quarter and 2.2 percent warmer than normal, as reported by the National Oceanic Atmospheric Administration.

During the three-month period ended December 31, 2009, operating income increased $34.0 million to $26.6 million.

The Partnership reported net income of $12.0 million, a $20.0 million increase versus the fiscal 2009 first quarter, reflecting a favorable change in the fair value of derivative instruments of $40.2 million and lower operating expenses of $11.0 million (including lower delivery and branch, depreciation, and amortization expenses, along with increased net service gross profit), partially offset by an increase in non-cash deferred income tax expense of $9.3 million and lower product gross profit of $17.3 million. During the first quarter of fiscal 2009, Star recorded a gain of $3.5 million in connection with repurchase of a portion of its Senior Notes, the Partnership did not repurchase any of its Notes during the first quarter of fiscal 2010.

Adjusted EBITDA decreased $8.8 million to $26.7 million, as compared to $35.5 million for the three months ended December 31, 2008.

“As expected, our adjusted EBITDA for the first quarter of fiscal 2010 declined as both temperatures and home heating oil per gallon margins normalized,” said Dan Donovan, Star Gas Partners Chief Executive Officer. “However, we were pleased that our ongoing effort to reduce losses and improve net customer attrition has gained some traction. We applaud all our employees in the field and the office who remain committed to providing superior customer service, leading to these strong results.

“As previously announced, we have increased our quarterly distribution by 7.4 percent and are happy to report that the Partnership will pay a distribution of $0.0725 per common unit on February 12, 2010 to holders of record February 4, 2010. In addition, on February 19, 2010, we expect to complete the redemption of $50 million of our Senior Notes, saving the Partnership approximately $5 million in interest annually. We continue to evaluate our capital structure and, to date, have repurchased 4.9 million common units out of 7.5 million authorized. Given our strong balance sheet, we continue to take the appropriate steps to increase shareholder value and improve the Partnership’s long-term financial performance.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership's performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership's debt covenants in its material debt agreements are calculated. Both the Partnership's 10.25% Senior Note agreement and its bank credit facility contain covenants that restrict equity distributions, acquisitions, and the amount of debt it can incur. Under the most restrictive of these covenants, which is found in the bank credit facility, the agent bank could step in and control all cash transactions for the Partnership if we failed to comply with the minimum availability or the fixed charge coverage ratio. The Partnership is required to maintain either availability (borrowing base less amounts borrowed and letters of credit issued) of $43.5 million (15% of the maximum facility size) or a fixed charge coverage ratio of 1.1 (Adjusted EBITDA being a significant component of this calculation). This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a conference call and webcast tomorrow at 11:00 a.m. (ET). Conference call dial-in is 888-208-1332 or 913-312-0658 (for international callers). A webcast is also available at www.star-gas.com/events.cfm  and at www.vcall.com.

About Star Gas Partners, L.P.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings at www.sec.gov and by visiting Star’s website at www.star-gas.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; and general economic conditions. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009 and its Annual Report on Form 10-K for the year ended September 30, 2009, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	December 31, 2009	September 30, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$98,671	$195,160
Receivables, net of allowance of $6,848 and $6,267, respectively	133,518	58,854
Inventories	72,023	62,636
Fair asset value of derivative instruments	19,796	14,676
Current deferred tax asset, net	32,067	30,135
Prepaid expenses and other current assets	24,780	15,437
Total current assets	380,855	376,898

Property and equipment, net	37,727	37,494
Long-term portion of accounts receivables	644	504
Goodwill	182,942	182,942
Intangibles, net	18,396	20,468
Long-term deferred tax asset, net	24,851	36,265
Deferred charges and other assets, net	9,001	9,555
Total assets	$654,416	$664,126

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$25,217	$17,103
Fair liability value of derivative instruments	1,696	665
Accrued expenses and other current liabilities	68,350	64,446
Unearned service contract revenue	45,408	37,121
Customer credit balances	52,363	74,153
Total current liabilities	193,034	193,488

Long-term debt	133,059	133,112
Other long-term liabilities	31,570	31,192

Partners’ capital
Common unitholders	322,366	332,340
General partner	341	309
Accumulated other comprehensive income (loss), net of taxes	(25,954)	(26,315)
Total partners’ capital	296,753	306,334
Total liabilities and partners’ capital	$654,416	$664,126

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended December31,
(in thousands, except per unit data)	2009	2008

Sales:
Product	$301,765	$354,267
Installations and service	47,054	48,583
Total sales	348,819	402,850
Cost and expenses:
Cost of product	214,515	249,706
Cost of installations and service	45,672	48,782
(Increase) decrease in the fair value of derivative instruments	(3,392)	36,854
Delivery and branch expenses	56,822	63,571
Depreciation and amortization expenses	3,535	6,043
General and administrative expenses	5,053	5,260
Operating income (loss)	26,614	(7,366)
Interest expense	(4,270)	(5,019)
Interest income	394	1,092
Amortization of debt issuance costs	(656)	(592)
Gain (loss) on redemption of debt	--	3,522
Income (loss) before income taxes	22,082	(8,363)
Income tax expense (benefit)	10,077	(352)
Net income (loss)	$12,005	$(8,011)
General Partner’s interest in net income (loss)	54	(35)
Limited Partners’ interest in net income (loss)	$11,951	$(7,976)

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$0.16	$(0.11)
Less dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60 (EITF 03-06)	0.01	--
Limited Partner’s interest in net income (loss) under FASB ASC 260-10-45-60	$0.15	$(0.11)

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	72,661	75,774

SUPPLEMENTAL INFORMATION
STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

	Three Months Ended December 31,
(in thousands)	2009	2008

Net income (loss)	$12,005	$(8,011)
Plus:
Income tax expense (benefit)	10,077	(352)
Amortization of debt issuance cost	656	592
Interest expense, net	3,876	3,927
Depreciation and amortization	3,535	6,043
EBITDA	30,149	2,199

(Increase) / decrease in the fair value of derivative instruments	(3,392)	36,854
Gain on redemption of debt	--	(3,522)
Adjusted EBITDA	26,757	35,531

Add / (subtract)
Income tax (expense) benefit	(10,077)	352
Interest expense, net	(3,876)	(3,927)
Provision for losses on accounts receivable	2,148	2,868
Increase in accounts receivables	(76,952)	(54,998)
Increase in inventories	(9,387)	(21,029)
Increase (decrease) in customer credit balances	(21,790)	8,713
Change in deferred taxes	9,482	--
Change in other operating assets and liabilities	10,708	12,299
Net cash provided by (used in) operating activities	$(72,987)	$(20,191)

Net cash used in investing activities	$(1,555)	$(4,004)

Net cash used in financing activities	$(21,947)	$(6,400)

Home heating oil gallons sold	95,400	109,600

(unaudited)
CONTACT:  Star Gas Partners
          Investor Relations
          203/328-7310

          Darrow Associates
          Chris Witty
          646/438-9385
          cwitty@darrowir.com